JPMORGAN CHASE BANK, N.A.
FOURTEENTH AMENDMENT TO CREDIT AGREEMENT
THIS FOURTEENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of June ___, 2019 (the “Amendment Effective Date”) and is by and between FUEL TECH INC., a Delaware corporation (the “Borrower”), the Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A., a national banking association (“Lender”).
WHEREAS, Lender and the Loan Parties are parties to a Credit Agreement dated as of June 30, 2009 (together with the thirteen amendments as described below, the “Credit Agreement”). The Credit Agreement evidences certain credit facilities pursuant to which the Lender has made certain revolving loans to the Loan Parties on the terms and conditions set forth therein. The Loan Parties’ obligations under the Credit Agreement were originally evidenced by that certain Promissory Note executed by Borrower in the original principal amount of $25,000,000.00 dated June 30, 2009 (the “Note”);
WHEREAS, pursuant to the First Amendment to Credit Agreement dated October 5, 2009, the parties corrected a scrivener's error which had occurred in Section 6.14 (b) (“Leverage Ratio”) of the Credit Agreement;
WHEREAS, pursuant to the Second Amendment to Credit Agreement dated November 4, 2009, the Lender waived a default of the covenant set forth in Section 6.14(a) of the Agreement, amended the Minimum Net Income covenant, amended the Leverage Ratio, and amended the definitions of “Permitted Acquisitions” and “Applicable Rate”;
WHEREAS, pursuant to the Third Amendment to Credit Agreement dated June 30, 2011, the Lender renewed and reduced the revolving credit facility evidenced by the Note to $15,000,000.00 and adjusted the Tangible Net Worth Covenant;
WHEREAS, pursuant to the Fourth Amendment to Credit Agreement dated June 30, 2013, the Lender extended the Maturity Date of the revolving credit facility evidenced by the Note to June 30, 2015 and also amended the financial covenants set forth at Sections 6.14(b) (“Leverage Ratio”) and 6.14(c) (“Minimum Tangible Net Worth”) of the Credit Agreement;
WHEREAS, pursuant to the Fifth Amendment to Credit Agreement dated June 20, 2014,, Lender made further adjustments to Section 6.14(c) of the Credit Agreement (“Minimum Tangible Net Worth”);
WHEREAS, pursuant to the Sixth Amendment to Credit Agreement dated June 30, 2015, Lender, among other things, renewed the Revolving Credit Facility and extended same until June 30, 2016, changed certain pricing on the Revolving Credit Facility, waived certain financial covenant violations, and restated certain financial covenants;
WHEREAS, pursuant to the Seventh Amendment to Credit Agreement dated December 31, 2015, the parties agreed, among other things, that (i) certain covenants (Minimum EBITDA and Shareholder Equity) not be tested for the period ending December 31, 2015, with the Shareholder Equity covenant to be deleted in its entirety, (ii) a new Working Capital covenant be established and tested beginning as of December 31, 2015, and (iii) the Minimum EBITDA covenant be revised and tested beginning as of March 31, 2016;
WHEREAS, pursuant to the Eighth Amendment to Credit Agreement dated May 9, 2016, the parties agreed, among other things, that (i) the Revolving Commitment would be reduced to $5,000,000.00 after August 1, 2016, (ii) a Cash Collateral Account satisfactory to the Lender would be in place until the Maturity Date, and (iii) as a result of the creation of the Cash Collateral Account all financial covenants had been deleted;
WHEREAS, pursuant to the Ninth Amendment to Credit Agreement the Maturity Date was extended to June 28, 2019;
WHEREAS, pursuant to the Tenth Amendment to Credit Agreement the commitment amounts were modified;
WHEREAS, pursuant to the Eleventh Amendment to Credit Agreement the commitment amounts and cash holdings were modified as well as the collateralization of the Subsidiary’s Guaranty;
WHEREAS, pursuant to the Twelfth Amendment to Credit Agreement the commitment amounts and the cash holdings were revised;
WHEREAS, pursuant to the Thirteenth Amendment to Credit Agreement the cash holding requirement was revised;
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree to this further amendment as follows:
1.The parties acknowledge the accuracy of the foregoing recitals. All capitalized terms used herein without specific definitions should be accorded the meanings set forth for such terms in the Credit Agreement.
2.    From and after the Amendment Effective Date, the following definitions shall be amended to hereafter provide as follows:
“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBO Rate for a one -month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any CBFR Borrowing, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time.
“Maturity Date” means December 31, 2019 or any earlier date on which the Commitment is reduced to zero (0) or otherwise terminated pursuant to the terms hereof.
3.    From and after the Amendment Effective Date, clause (j) of the definition of “Permitted Encumbrances” is hereby amended and restated in its entirety to read as follows:
(j)    Liens on cash collateral held by Bank of Montreal or its affiliates as security for the BMO Letters of Credit in an aggregate amount not to exceed 105% of the undrawn face amount and unreimbursed obligations under the BMO Letters of Credit.
4.    From and after the Amendment Effective Date, the following definitions shall be added to the Credit Agreement:
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“BMO Letters of Credit” means letters of credit issued by Bank of Montreal or its affiliates in replacement of (and not in addition to) Letters of Credit issued by Lender pursuant to this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap CEA Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap CEA Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap CEA Obligation. If a Swap CEA Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap CEA Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period or for any CBFR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Qualified ECP Guarantor” means, in respect of any Swap CEA Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap CEA Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Swap CEA Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
5.    The Revolving Commitment is hereby reduced from $5,000,000 to $2,750,000. As a result of this Revolving Commitment, the cash required to be held in the Cash Collateral Account shall be reduced to $2,750,000.
6.    Commencing on the Amendment Effective Date, the commitment fee described in Section 2.11(a) of the Credit Agreement shall cease to accrue; provided, however, that the Borrower shall remain liable for any portion of such commitment fee which accrued and remained outstanding immediately prior to giving effect to this Amendment.
7.    The following Section 3.18 is hereby added to the Credit Agreement in its entirety:
SECTION 3.18. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or, to the knowledge of any such Loan Party or Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.
8.    The following sentence is hereby added to the end of Section 5.08 of the Credit Agreement in its entirety:
The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
9.    Section 6.01(x) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(x)    Indebtedness under the BMO Letters of Credit.
10.    The definition of “Guaranteed Obligations” set forth in Section 9.01 of the Credit Agreement is hereby amended to expressly exclude any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor).
11.    The following Section 9.13 is hereby added to the Credit Agreement in its entirety:
SECTION 9.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap CEA Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 9.13 shall remain in full force and effect until the termination of all Swap CEA Obligations. Each Qualified ECP Guarantor intends that this Section 9.13 constitute, and this Section 9.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
12.    The obligation of the Lender to provide this Amendment and the effectiveness of this Amendment is subject to satisfaction of the following conditions precedent:

(a)	Lender, Borrower and Loan Parties shall have executed and delivered this Amendment;

(b)	Borrower shall have executed and delivered a Third Amended Revolving Loan Note dated as of the Amendment Effective Date;

(c)	Borrower shall be in good standing in the States of Illinois and Delaware;

(d)	Borrower shall pay all costs and fees incurred by Lender in connection with the preparation and performance of this Amendment;

(e)	Immediately prior to giving effect to this Amendment, the aggregate outstanding principal amount of all Revolving Loans shall not exceed $2,750,000;

(f)	There shall be no less than $2,750,000 in the Cash Collateral Account from the date hereof until the Maturity Date.
13.    This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the Borrower, Loan Parties and the Lender.
14.    Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect. The Credit Agreement and its thirteen prior amendments as well as the Cash Collateral Account Pledge Agreement and all rights and powers created thereby are in all respects ratified and confirmed.
15.    This Amendment has been duly authorized, executed and delivered on behalf of the Borrower and Loan Parties pursuant to all requisite corporate authority, and the Credit Agreement as amended hereby constitutes the legal, valid and binding obligation of the Borrower and Loan Parties, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights.
16.    Borrower hereby certifies, represents and warrants to Lender that all certifications, representations and warranties made by Borrower to Lender in or in connection with the Credit Agreement and the Cash Collateral Account Pledge Agreement were true in all material respects as of the date of the Credit Agreement and the Cash Collateral Account Pledge Agreement and are true in all material respects on and as of the date hereof as if made on and as of the date hereof.
17.    Borrower and the Loan Parties hereby acknowledge and agree that they have no defenses, offsets or counterclaims to the payment of principal, interest, fees or other liabilities owing under the Credit Agreement and the Cash Collateral Pledge Agreement and they hereby waive and relinquish any such defenses, offsets or counterclaims and Borrower and the Loan Parties hereby release Lender and its respective officers, directors, agents, affiliates, successors and assigns from any claim, demand or cause of action, known or unknown, contingent or liquidated, which may exist or hereafter be known to exist relating to any matter prior to the date hereof.
18.    Except as otherwise specified herein, this Amendment embodies the entire agreement and understanding between Lender and Borrower with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.
19.    This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
20.    This Amendment is governed and controlled by the laws of the state of Illinois.
[Signature Page to Follow]
IN WITNESS WHEREOF, this Amendment has been duly executed as of the date and year specified at the beginning hereof.
BORROWER:
FUEL TECH, INC.,
a Delaware corporation
By:________________________________________
Name:_____________________________________
Title:_______________________________________

LOAN GUARANTOR:
FUEL TECH S.r.l.,
organized under the laws of the Italian Republic
By:________________________________________
Name:_____________________________________
Title:_______________________________________

LENDER:
JPMORGAN CHASE BANK, N.A.,
a national association
By:________________________________________
Name:_____________________________________
Title:_______________________________________

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